Exhibit 3.1

CERTIFICATE OF MERGER

OF

CARLYLE CREDIT SOLUTIONS, INC.

(a Maryland corporation)

into

NEW CARLYLE CREDIT SOLUTIONS

(a Delaware statutory trust)

The undersigned, by virtue of the Delaware Statutory Trust Act, 12 Del.C. §3801, et seq. (the “Act”),

DO HEREBY CERTIFY:

FIRST: The name, jurisdiction of formation or organization and type of entity of each of the constituent entities which is to merge are as follows:

Name	Jurisdiction of Formation/Organization	Type of Entity
Carlyle Credit Solutions, Inc.	Maryland	Corporation
New Carlyle Credit Solutions	Delaware	Statutory Trust

SECOND: An Agreement and Plan of Reorganization, dated as of September 8, 2026 (the “Agreement and Plan of Reorganization”), among Carlyle Credit Solutions, Inc., New Carlyle Credit Solutions and, for the limited purposes set forth therein, Carlyle Global Credit Investment Management L.L.C., a Delaware limited liability company, has been approved and executed by each of Carlyle Credit Solutions, Inc. and New Carlyle Credit Solutions.

THIRD: The name of the surviving entity is New Carlyle Credit Solutions.

FOURTH: The merger of Carlyle Credit Solutions, Inc. into New Carlyle Credit Solutions shall be effective on November 4, 2026, at 9:01 a.m., Eastern Time.

FIFTH: Upon the effectiveness of the merger, the Certificate of Trust of New Carlyle Credit Solutions (the “Trust’) is hereby amended by changing the name of the Trust to Carlyle Credit Solutions.

SIXTH: The executed Agreement and Plan of Reorganization is on file at the principal place of business of the Trust. The address of such principal place of business is: One Vanderbilt Avenue, Suite 3400, New York, New York 10017.

SEVENTH: A copy of the Agreement and Plan of Reorganization will be furnished by the Trust, on request and without cost, to any beneficial owner of New Carlyle Credit Solutions or any stockholder of Carlyle Credit Solutions, Inc.

IN WITNESS WHEREOF, the Trust has caused this Certificate of Merger to be executed in accordance with Sections 3811(a)(4) and (b) of the Act.

New Carlyle Credit Solutions

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz
Title: Attorney-in-fact for each of the Trustees of New Carlyle Credit Solutions (Alex Chi, Thomas M. Hennigan, Nigel D.T. Andrews, Leslie E. Bradford, John G. Nestor, Linda Pace, William H. Wright II)